Exhibit 5.1

China Lending Corporation 11th Floor, Satellite Building 473 Satellite Road Economic Technological Development Zone Urumqi, Xinjiang, China	D +1 (284) 852 7309 E Michael.Killourhy@Ogier.com Reference: MJK/DNM/171189.6

10 July 2018

Dear Sirs

China Lending Corporation (No: 1819503) of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110 (the Company)

We have been requested to provide you with a legal opinion on matters of British Virgin Islands law in connection with the Company, the document listed in Part A of Schedule 1 (the Document) and the issuance of certain ordinary shares in the Company (the Offering Shares) as set out in the Document.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Document. A reference to a Schedule is a reference to a schedule to this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined a copy of the Document. In addition, we have examined the corporate and other documents and conducted the searches listed in Part B of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Ogier Ritter House, Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 7300 F +1 284 852 7450 ogier.com	A list of Partners may be inspected on our website

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA), and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Corporate power

(b)	The Company has all requisite capacity and power to execute and deliver the Document and to perform its obligations, and exercise its rights, thereunder.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the execution and delivery of the Document and the performance of its obligations and the exercise of its rights under the Document.

Due execution

(d)	The Document has been duly executed by and on behalf of the Company in the manner authorised in the Director Resolutions.

No conflict

(e)	The execution and delivery of the Document by the Company and the performance by the Company of its obligations under the Document do not contravene:

(i)	the Company's memorandum and articles of association; or

(ii)	any law, regulation or order of the British Virgin Islands applicable to the Company.

Approvals and consents

(f)	The Company is not required to obtain any consent, licence, approval, authorisation or exemption of any governmental or regulatory authority, agency or court in the British Virgin Islands in connection with the execution or delivery by the Company of the Document or the performance of its obligations, or the exercise of its rights, under the Document.

Choice of law

(g)	The express choice of the laws of the jurisdiction specified in the Document to be the governing law of the Document (its Proper Law) will be recognised and applied by the courts of the British Virgin Islands in any action brought in such courts in respect of such Document.

Enforceability

(h)	The Document constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

Submission to jurisdiction

(i)	The submission in the Document to the jurisdiction of the courts of a particular jurisdiction as specified is valid, and the nomination by the Company in any such Document of an agent in the relevant jurisdiction to accept service of process in respect of proceedings before the courts of that jurisdiction is also valid.

Enforcement of foreign judgments

(j)	Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the courts of the State of New York, the courts of the British Virgin Islands will recognise such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary if fresh proceedings are brought in the British Virgin Islands to enforce that judgment, provided however that such judgment:

(i)	is not in respect of penalties, fines, taxes or similar fiscal or revenue obligations of the Company;

(ii)	is final and for a liquidated sum;

(iii)	was not obtained in a fraudulent manner;

(iv)	is not of a kind the enforcement of which is contrary to the public policy in the British Virgin Islands;

(v)	is not contrary to the principles of natural justice; and

(vi)	provided that the courts of the State of New York had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process.

(k)	Non-money judgments from a foreign court are not directly enforceable in the British Virgin Islands. However, it is possible for a non-money judgment from a foreign court to be indirectly enforced by means of a claimant bringing an identical action in the courts of the British Virgin Islands in respect of which a non-money judgment has been made by a foreign court. In appropriate circumstances, the courts of the British Virgin Islands may give effect to issues and causes of action determined by the foreign court, such that those matters need not be retried.

Filings and recordings

(l)	It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence in proceedings in the British Virgin Islands, that the Document or any other document relating to it be filed or recorded with any governmental or regulatory authority, agency or court in the British Virgin Islands.

Pari passu ranking

(m)	The obligations of the Company under the Document rank at least pari passu with all its other unsecured and unsubordinated indebtedness or obligations other than creditors mandatorily preferred at law.

No litigation revealed

(n)	Based solely on our review of the Court Records (as defined in Part B of Schedule 1), no litigation was pending against the Company in the High Court of the British Virgin Islands.

No winding-up or insolvency proceedings revealed

(o)	Based solely on our review of the Public Records (as defined in Part B of Schedule 1), no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver in the British Virgin Islands over the Company, or any of its assets, appears on the records maintained by the Registry of Corporate Affairs in the British Virgin Islands or the High Court of the British Virgin Islands (in each case to the extent those records are revealed by the Public Records) in respect of the Company.

Taxation

(p)	No taxes, stamp duties, other duties, fees, charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of:

(i)	the execution or delivery of the Document;

(ii)	any payments made under, or pursuant to, the Document; or

(iii)	subject to payment of any applicable court fees, the enforcement of the Document.

There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206).

No deemed residence

(q)	None of the parties to the Document (other than the Company) is or will be deemed to be resident, domiciled, carrying on business or subject to tax in the British Virgin Islands by reason only of the negotiation, preparation, execution, delivery or enforcement of the Document.

Exchange Control

(r)	There are no government or other exchange controls in the British Virgin Islands.

Offering Shares

(s)	When issued and paid for in accordance with the Document, the Offering Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

Pre-emptive rights

(t)	There are no pre-emptive rights in respect of the Offering Shares as at the date hereof under the memorandum and articles of association of the Company and BVI law and the Offering Shares when issued in accordance with the terms of the Document will not be subject to any restrictions on voting or transfer (except as set out in the articles of association of the Company) and will rank pari passu with other ordinary shares of the Company then in issue.

Authorised shares

(u)	The Company is authorised under its memorandum of association to issue and unlimited number of shares of no par value, divided into six classes:

(i)	Ordinary shares of no par value;

(ii)	Class A preferred shares of no par value;

(iii)	Class B preferred shares of no par value;

(iv)	Class C preferred shares of no par value;

(v)	Class D preferred shares of no par value; and

(vi)	Class E preferred shares of no par value.

(v)	Entry of the name of a person in the register of members of the Company as a holder of a share in the Company is prima facie evidence that legal title in that share vests in that person.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Document to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	as to the commercial terms of the Document (or as to how the commercial terms of the Document reflect the intentions of the parties) or, except to the extent that this opinion expressly provides otherwise, the validity, enforceability or effect of the Document, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Document and any other agreements into which the Company may have entered or any other documents, unless this opinion expressly provides otherwise;

(c)	as to whether the acceptance, execution or performance of the obligations of the Company under the Document will result in the breach of or infringe any other agreement, deed or document (other than the Company's memorandum and articles of association) entered into by or binding on the Company; or

(d)	as to the title or interest of the Company to or in, or the existence of, any property or assets that are the subject of the Document.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to the date of this opinion.

This opinion is given for your benefit in connection with the Document. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

Ogier

Schedule 1

Part A

The Documents

1	Securities Purchase Agreement dated 5 July 2018 entered into between the Company and the Buyers (as defined therein).

Part B

Corporate and other documents

1	The constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 29 June 2018 (the Company Registry Records).

2	The public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 29 June 2018 (the Court Records).

3	The Company Registry Records and the Court Records each as updated by update searches on 9 July 2018 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

4	A registered agent’s certificate dated 22 February 2018 identifying the directors of the Company issued by the Registered Agent of the Company (the Registered Agent’s Certificate).

5	Copies of:

(a)	the register of members of the Company as at 29 June 2018 (uncertified); and

(b)	the register of directors of the Company as at 29 June 2018 (certified) (together with (a) above, the Registers).

6	Written resolutions of the directors of the Company dated 29 June 2018 approving, inter alia, the entry into of the Document by the Company (the Director Resolutions).

7	Written consent of the pricing committee of the Company dated 5 July 2018.

8	A registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the Commission) on 6 March 2018 relating to the proposed public offering by the Company under the U.S. Securities Act of 1933 (the Securities Act), as amended.

9	A report of foreign private issuer on form 6-K filed with the Commission on or about the date hereof relating to the securities to be issued pursuant to the Document (the Report).

10	A prospectus supplement (No. 333-223465) to the prospectus dated 22 March 2018.

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents and counterparts of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, duty stamps and markings (whether on original or copy documents) are genuine.

4	The information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records.

5	The Registered Agent's Certificate and each of the Registers is accurate and complete as at the date of this opinion.

6	The Director Resolutions remain in full force and the resolutions referred to therein remain in full force and effect.

7	Where the Document has been provided to us in draft or undated form, the Document has been executed by all parties and dated in materially the same form provided to us and, where we have been provided with successive drafts of the Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

8	Each of the parties to the Document other than the Company (and other than any party that is an individual) is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws, and each such party has all requisite capacity, power and authority to enter into the Document and to exercise its rights and perform its obligations under the Document.

9	Any individual who is a party to the Document, or who signs or has signed documents or given information on which we rely, has the legal capacity under all relevant laws (including the laws of the British Virgin Islands) to enter into the Document (and exercise his or her rights, and perform his or her obligations, under the Document), sign such documents and give such information.

10	The Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the British Virgin Islands).

11	In authorising the execution and delivery of the Document by the Company, the exercise of its rights and performance of its obligations under the Document, each of the directors of the Company acted honestly, in good faith, for a proper purpose and in what the director believed to be the best interests of the Company and in doing so exercised the care, diligence and skill that a reasonable director would exercise in the same circumstances.

12	No director of the Company has a financial interest in or other relationship to a party to the transaction contemplated by the Document except as expressly disclosed in the Director Resolutions.

13	All signatures and seals on all documents are genuine and authentic and in particular that any signatures on the Document are the true signatures of the persons authorised to execute the same by the resolutions within the Director Resolutions.

14	The Document has been unconditionally delivered by the Company in the manner authorised in the Director Resolutions.

Choice of law

15	The express choice in the Document of its Proper Law as the governing law of the Document was made in good faith.

16	The express choice of its Proper Law as the governing law of the Document whose Proper Law is not British Virgin Islands law is a valid and binding selection under its Proper Law and all other relevant laws (other than the laws of the British Virgin Islands).

17	There is nothing under any law (other than the laws of the British Virgin Islands) that would or might affect the opinions herein.

Enforceability and Illegality

18	The Document is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its Proper Law and all other relevant laws (other than, in the case of the Company, the laws of the British Virgin Islands).

19	If an obligation is to be performed in a jurisdiction outside the British Virgin Islands, its performance will not be contrary to an official directive or impossible or illegal under the laws of that jurisdiction.

20	No moneys paid to or for the account of any party under the Document represent or are derived from, or will represent or will be derived from the proceeds of “criminal conduct” (as defined in the Proceeds of Criminal Conduct Act 1997). None of the parties to the Document is acting or will act in relation to the transactions contemplated by the Document, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the British Virgin Islands by order of Her Majesty in Council.

21	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the British Virgin Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the British Virgin Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Document nor the exercise by any party to the Document of its rights or the performance of its obligations under them contravene those laws or public policies.

22	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect, modify, amend or vary the Document or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

Approvals, consents and filings

23	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the British Virgin Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Document. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

24	All of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Document have been made or paid:

(a)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the British Virgin Islands); and

(b)	all filings, recordings, registrations and enrolments of the Document with any court, public office or elsewhere in any jurisdiction outside the British Virgin Islands; and

(c)	all payments outside the British Virgin Islands of stamp duty, registration or other tax on or in relation to the Document.

25	The Company does not carry on any activities (other than as a consequence of performing its obligations under the Document) which would require it to be licensed under British Virgin Islands financial services legislation.

Submission to jurisdiction

26	The submission by the Company to the jurisdiction of the courts specified in the Document is binding on the Company as a matter of all relevant laws (other than the laws of the British Virgin Islands).

Sovereign immunity

27	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the United Kingdom State Immunity Act 1978 (which has been extended by statutory instrument to the British Virgin Islands).

Pari passu ranking

28	As a contractual matter under the governing law of the Document, the payment obligations of the Company under the Document are unsubordinated and the parties to the Document will not subsequently agree to subordinate or defer their claims.

No British Virgin Islands establishment

29	No party to the Document (other than the Company) will enter into that document or administer the transactions contemplated by it through a branch or office in the British Virgin Islands.

No interest in land in the British Virgin Islands

30	The Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

Schedule 3

Qualifications

Good Standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

2	For the purposes of this opinion "in good standing" means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.

Public Records

3	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

Choice of Law

4	Where the Proper Law of the Document is not British Virgin Islands law:

(a)	the courts of the British Virgin Islands will not recognise the choice of its Proper Law as the governing law of the Document to the extent that such choice of Proper Law would be incompatible with the public policy of British Virgin Islands law; and

(b)	in any action brought in respect of the Document in the courts of the British Virgin Islands, those courts will not apply its Proper Law unless that law is pleaded and proved in the courts of the British Virgin Islands, nor will they apply that law:

(i)	to matters of procedure; or

(ii)	to the extent the application of that Proper Law would be incompatible with the public policy of British Virgin Islands law or contrary to mandatorily-applicable provisions of British Virgin Islands law.

Enforceability

5	In this opinion, the term "enforceable" means that the relevant obligations are of a type that the courts of the British Virgin Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity (i.e. equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy);

(c)	claims may become barred under the statutes of limitation or may be or become subject to defences of set-off or counterclaim;

(d)	a British Virgin Islands court may not necessarily award costs and disbursements in litigation in accordance with contractual provisions;

(e)	enforcement may be limited or prevented by reason of fraud, misrepresentation, mistake or public policy; and

(f)	enforcement may be limited by the principle of forum non conveniens or analogous principles.

6	A court may determine in its discretion the extent of enforceability of a provision of a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Document held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Document, if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

7	Although it is our view that in the event of proceedings being brought in the British Virgin Islands in respect of a monetary obligation in connection with the Document, any monetary judgment is likely to be expressed in the currency in which such claim is made, with respect to winding up proceedings, British Virgin Islands law may require that all debts and claims are converted into U.S. Dollars (the currency of the British Virgin Islands) at an exchange rate prevailing on the date of the winding up. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the British Virgin Islands.

8	The law of the British Virgin Islands may not recognise a difference between negligence and gross negligence.

9	Where the Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, the Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under the Document also take effect from the date the Document is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

10	Notwithstanding any provision of the Document providing for the exclusive jurisdiction of the courts of another country, the courts of the British Virgin Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the British Virgin Islands, the British Virgin Islands court will not accept jurisdiction.